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Richard P. McCook, Executive Vice President and Chief Financial Officer
(765) 359-2891
FOR IMMEDIATE RELEASE

RAYTECH CORPORATION ANNOUNCES FURTHER PROFITABILITY INITIATIVES IN DOMESTIC OEM BUSINESS

Crawfordsville, Indiana, November 1, 2005 - Raytech Corporation (NYSE: RAY) today announced that as part of its continuing strategy to improve production and profitability in its Domestic OEM segment, Raytech’s subsidiary, Raybestos Products Company (“RPC”) plans to relocate its conventional automotive assembly operations from Crawfordsville, Indiana to a more cost competitive location. RPC expects such relocation to occur over the next twelve to eighteen months and plans to work with its affected automotive customers to develop the specific timing for such a move.

The decision to move the automotive assembly operations was made after RPC’s Crawfordsville, Indiana union voted not to open the existing union contract in order to negotiate a matching of cost savings that could be achieved by relocating to another facility.

RPC expects to begin immediate negotiations with union representatives on a transition benefits package for employees expected to be displaced by both the automotive assembly operations move as well as those to be displaced by the Company’s previously announced decision to exit its steel stamping business and to move the related heavy-duty assembly operations.

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Raytech Corporation is a worldwide manufacturer of wet and dry clutch, power transmission and brake systems as well as specialty engineered polymer matrix composite products and related services for vehicular applications, including automotive OEM, heavy-duty on-and-off highway vehicles and aftermarket vehicular power transmission systems. Through two technology and research centers and five manufacturing operations worldwide, Raytech develops and delivers energy absorption, power transmission and custom-engineered components focusing on niche applications where its expertise and technological excellence provide a competitive edge.

Raytech Corporation, headquartered in Crawfordsville, Indiana, operates manufacturing facilities in the United States, Germany and China as well as technology and research centers in Indiana and Germany. The Company’s operations are strategically situated in close proximity to major customers and within easy reach of geographical areas with demonstrated growth potential.

Raytech common stock is listed on the New York Stock Exchange and trades under the symbol “RAY.” Company information may be accessed on our Internet website http://www.raytech.com.

From time to time, information provided by Raytech Corporation, statements made by its employees, or information included in its filings with the Securities and Exchange Commission may contain statements that are so-called “forward-looking statements” and not historical facts. Forward-looking statements can be identified by the use of words such as “believe,”“expect,”“intend,”“anticipate,”“in my opinion,” and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Raytech’s actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including (without limitation) product demand, pricing, market acceptance, litigation, risks in product and technology development, and other risk factors detailed from time to time in Raytech’s Securities and Exchange Commission reports (including its Forms 10-K and 10-Q).